FOR IMMEDIATE RELEASE

Lear Contacts:
Ed Lowenfeld
(248) 447-4380

Tim Brumbaugh
(248) 447-1329

Lear Reports Fourth Quarter and Full Year 2022 Results
and Provides Full Year 2023 Outlook

SOUTHFIELD, Mich., February 2, 2023-- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the fourth quarter and full year 2022 and provided its financial outlook for the full year 2023.

Fourth Quarter 2022 Highlights

•Sales increased 10% to $5.4 billion, compared to $4.9 billion in the fourth quarter of 2021
•Sales growth over market of 7 percentage points, with E-Systems at 8 percentage points and Seating at 7 percentage points
•Awarded multiple conquest awards in Seating with two programs launching in 2023 and two in 2024; new programs to add over $500 million in annual sales by 2025
•Net income of $118 million and adjusted net income of $168 million, compared to $22 million and $74 million, respectively, in the fourth quarter of 2021
•Core operating earnings increased 67% to $265 million, compared to $158 million in the fourth quarter of 2021
•Earnings per share of $1.97 and adjusted earnings per share of $2.81, compared to $0.36 and $1.22, respectively, in the fourth quarter of 2021
•Net cash provided by operating activities of $537 million and free cash flow of $342 million, compared to $167 million and $(13) million, respectively, in the fourth quarter of 2021
•Returned $71 million to shareholders through dividends and share repurchases
•Named to Newsweek’s list of America’s Most Responsible Companies for 2023

Full Year 2022 Highlights

•Sales increased 8% to $20.9 billion, compared to $19.3 billion for the full year 2021
•Sales growth over market of 5 percentage points, with Seating at 5 percentage points and E-Systems at 4 percentage points
•Net income of $328 million and adjusted net income of $523 million, compared to $374 million and $480 million, respectively, for the full year 2021
(more)

•Core operating earnings increased 5% to $871 million, compared to $826 million for the full year 2021
•Earnings per share of $5.47 and adjusted earnings per share of $8.72, compared to $6.19 and $7.94, respectively, for the full year 2021
•$2.85 billion sales backlog for 2023-2025 supports continued growth over market in Seating and E-Systems, driven by both conquest awards in Seating and electrification awards in E-Systems
•Net cash provided by operating activities of $1,021 million and free cash flow of $383 million, compared to $670 million and $85 million, respectively, for the full year 2021
•Returned $286 million of cash to shareholders through dividends and share repurchases
•Cash and cash equivalents at year-end of $1.1 billion and total liquidity of $3.1 billion

“Lear continued its positive momentum, with our fifth consecutive quarter of improving adjusted operating margins,” said Ray Scott, Lear’s President and Chief Executive Officer. “In Seating, we won significant conquest awards, and in E-Systems, we announced a new dedicated plant in Michigan to supply battery disconnect units to General Motors. Sales in both business segments once again outpaced market growth rates. And cash flow exceeded the high end of our guidance range, reflecting early benefits from our Lear Forward plan. Despite modest growth expected in 2023 production volumes, we are projecting another year of increased revenue, earnings and cash flow.”

Fourth Quarter Financial Results
(in millions, except per share amounts)

	2022	2021
Reported
Sales	$5,370.9	$4,879.8
Net income	$117.5	$21.5
Earnings per share	$1.97	$0.36

Adjusted (1)
Core operating earnings	$264.8	$158.4
Adjusted net income	$167.5	$73.6
Adjusted earnings per share	$2.81	$1.22

In the fourth quarter, global vehicle production increased by 2% compared to a year ago, with North America up 8%, Europe up 5% and China down 5%. Global vehicle production increased 6% on a Lear sales-weighted basis(2).

Sales in the fourth quarter increased 10% to $5.4 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 13%, reflecting the addition of new business in both of our business segments and increased production on key Lear platforms. Sales growth over market in the fourth quarter was 7 percentage points, driven primarily by the impact of new business in both business segments.

Core operating earnings were $265 million, or 4.9% of sales, compared to $158 million, or 3.2% of sales, in 2021. The increase in earnings resulted primarily from higher production on key Lear platforms, the addition of new business and favorable operating performance, which was partially offset by the impact of foreign exchange. In the Seating segment, margins and adjusted margins were 6.4% and 6.8% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 0.7% and 4.8% of sales, respectively.

Earnings per share were $1.97. Adjusted earnings per share were $2.81, up from $1.22 in 2021, primarily reflecting higher operating earnings.

In the fourth quarter of 2022, net cash provided by operating activities was $537 million, and free cash flow(1) was $342 million.

Full Year Financial Results
(in millions, except per share amounts)

	2022	2021
Reported
Sales	$20,891.5	$19,263.1
Net income	$327.7	$373.9
Earnings per share	$5.47	$6.19

Adjusted (1)
Core operating earnings	$870.5	$826.0
Adjusted net income	$522.5	$479.8
Adjusted earnings per share	$8.72	$7.94

For the full year 2022, global vehicle production increased by 7% compared to a year ago, with North America up 10%, Europe down 1% and China up 8%. Global vehicle production increased 5% on a Lear sales-weighted basis(2).
Sales for the full year increased 8% to $20.9 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 10%, reflecting the addition of new business in both of our business segments and increased production on key Lear platforms. Sales growth over market for the full year was 5 percentage points, driven primarily by the impact of new business in both segments.

Core operating earnings were $871 million, or 4.2% of sales, compared to $826 million, or 4.3% of sales, in 2021. The increase in earnings resulted primarily from the addition of new business and higher production on key Lear platforms, partially offset by higher commodity costs and the impact of foreign exchange. Excluding the impact of higher commodity costs, both of our business segments had positive operating performance. In the Seating segment, margins and adjusted margins were 5.7% and 6.2% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 1.4% and 3.5% of sales, respectively.

Earnings per share were $5.47, compared to $6.19 in 2021. Adjusted earnings per share were $8.72, up from $7.94 per share in 2021, reflecting higher operating earnings.

For the full year of 2022, net cash provided by operating activities was $1,021 million, and free cash flow(1) was $383 million.

(1) For more information regarding our non-GAAP financial measures, see "Non-GAAP Financial Information" below.

(2) The production change on a Lear sales-weighted basis is calculated using Lear’s prior year regional sales mix and fourth quarter fiscal calendar. Management believes this provides a more meaningful comparison of the Company’s global revenue growth relative to global vehicle production.

2023-2025 Sales Backlog

The consolidated three-year sales backlog is $2.85 billion and will drive continued global revenue growth and sales diversification. The backlog supports growth over market in Seating and E-Systems and is driven by both conquest awards and the benefits of our growing electrification business.

Share Repurchase Program

During the fourth quarter of 2022, we repurchased 195,897 shares of our common stock for a total of $25.1 million. At the end of the fourth quarter, we had a remaining share repurchase authorization of approximately $1.2 billion, which expires on December 31, 2024, and reflects approximately 15% of our total market capitalization at current market prices.

Since initiating the share repurchase program in 2011, we have repurchased 53.2 million shares of our common stock for a total of $4.9 billion at an average price of $91.55 per share. This represents a reduction of approximately 50% of our shares outstanding since the time we began the program.

2023 Financial Outlook

At the midpoint of our guidance range, we have assumed that global industry production will be 1% higher than in 2022. The industry volume assumptions underlying Lear’s 2023 financial outlook are derived from several sources, including internal estimates, customer production schedules and the most recent S&P Global Mobility production estimates for Lear’s vehicle platforms.

Our 2023 financial outlook is summarized below:

Full Year 2023 Financial Outlook
Net Sales	$21,200 - $22,200 million
Core Operating Earnings	$875 - $1,075 million
Adjusted EBITDA	$1,475 - $1,675 million
Restructuring Costs	≈$100 million
Operating Cash Flow	$1,075 - $1,225 million
Capital Spending	≈$700 million
Free Cash Flow	$375 - $525 million

The financial outlook is based on a full year average exchange rate of $1.05/Euro and 7.00 RMB/$.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Fourth Quarter and Full Year 2022 Conference Call and Webcast Information

A conference call and webcast will be held to discuss Lear’s fourth quarter and full year 2022 financial results and related matters on February 2, 2023, at 9:00 a.m. EST. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-877-883-0383 (domestic) or 1-412-902-6506 (international) with Conference I.D. 9600227. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other (income) expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity income, interest, other (income) expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted depreciation and amortization,” “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the disposal of fixed assets and the non-service cost components of net periodic benefit cost. Adjusted depreciation and amortization represents depreciation expense and amortization of intangible assets adjusted for intangible asset impairment charges. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company's core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q for the quarters ended April 2, 2022, July 2, 2022, and October 1, 2022, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, the impact of the ongoing COVID-19 pandemic and the Ukraine war on the Company’s business and the global economy, supply chain disruptions, commodity prices, changes in foreign exchange rates, the impact of restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company's sales backlog. The Company's sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 186 on the Fortune 500. Further information about Lear is available at lear.com or on Twitter @LearCorporation.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	December 31, 2022	December 31, 2021
Net sales	$5,370.9	$4,879.8

Cost of sales	4,999.3	4,608.8
Selling, general and administrative expenses	172.4	140.2
Amortization of intangible assets	15.3	15.9
Interest expense	24.0	24.6
Other (income) expense, net	(13.4)	28.8

Consolidated income before income taxes and equity in net income of affiliates	173.3	61.5
Income taxes	48.1	18.6
Equity in net income of affiliates	(12.1)	(6.7)

Consolidated net income	137.3	49.6
Net income attributable to noncontrolling interests	19.8	28.1

Net income attributable to Lear	$117.5	$21.5

Diluted net income per share available to Lear common stockholders	$1.97	$0.36

Weighted average number of diluted shares outstanding	59.6	60.3

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Net sales	$20,891.5	$19,263.1

Cost of sales	19,481.6	17,871.2
Selling, general and administrative expenses	684.8	643.2
Amortization of intangible assets	70.8	73.3
Interest expense	98.6	91.8
Other expense, net	46.4	0.1

Consolidated income before income taxes and equity in net income of affiliates	509.3	583.5
Income taxes	133.7	137.7
Equity in net income of affiliates	(33.1)	(15.8)

Consolidated net income	408.7	461.6
Net income attributable to noncontrolling interests	81.0	87.7

Net income attributable to Lear	$327.7	$373.9

Diluted net income per share available to Lear common stockholders	$5.47	$6.19

Weighted average number of diluted shares outstanding	59.9	60.4

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2022	December 31, 2021
ASSETS
Current:
Cash and cash equivalents	$1,114.9	$1,318.3
Accounts receivable	3,451.9	3,041.5
Inventories	1,573.6	1,571.9
Other	853.7	833.5
	6,994.1	6,765.2
Long-Term:
PP&E, net	2,854.0	2,720.1
Goodwill	1,660.6	1,657.9
Other	2,254.3	2,209.2
	6,768.9	6,587.2

Total Assets	$13,763.0	$13,352.4

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$9.9	$—
Accounts payable and drafts	3,206.1	2,952.4
Accrued liabilities	1,961.5	1,806.7
Current portion of long-term debt	10.8	0.8
	5,188.3	4,759.9
Long-Term:
Long-term debt	2,591.2	2,595.2
Other	1,153.2	1,188.9
	3,744.4	3,784.1

Equity	4,830.3	4,808.4

Total Liabilities and Equity	$13,763.0	$13,352.4

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2022	December 31, 2021
Net Sales
North America	$2,235.2	$1,890.7
Europe and Africa	1,821.3	1,607.9
Asia	1,094.2	1,183.2
South America	220.2	198.0
Total	$5,370.9	$4,879.8

Content per Vehicle [1]
North America	$629	$583
Europe and Africa	$426	$400

Free Cash Flow [2]
Net cash provided by operating activities	$537.2	$166.9
Capital expenditures	(195.3)	(179.6)
Free cash flow	$341.9	$(12.7)

Core Operating Earnings [2]
Net income attributable to Lear	$117.5	$21.5
Interest expense	24.0	24.6
Other (income) expense, net	(13.4)	28.8
Income taxes	48.1	18.6
Equity in net income of affiliates	(12.1)	(6.7)
Net income attributable to noncontrolling interests	19.8	28.1
Restructuring costs and other special items -
Costs related to restructuring actions	65.4	31.6
Acquisition costs	0.4	—
Costs (insurance recoveries) related to typhoon in the Philippines, net	(3.9)	13.2
Other	19.0	(1.3)
Core operating earnings	$264.8	$158.4

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2022	December 31, 2021
Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$117.5	$21.5
Restructuring costs and other special items -
Costs related to restructuring actions	65.4	24.9
Acquisition costs	0.4	—
Gain on acquisition-related foreign exchange contract	(12.3)	—
Costs (insurance recoveries) related to typhoon in the Philippines, net	(5.3)	13.2
Foreign exchange gains due to foreign exchange rate volatility related to Russia	(4.9)	—
Favorable tax ruling in a foreign jurisdiction	—	0.9
Loss on extinguishment of debt	—	24.6
Loss related to affiliate	—	1.0
Other	11.9	(2.6)
Tax impact of special items and other net tax adjustments [3]	(5.2)	(9.9)
Adjusted net income attributable to Lear	$167.5	$73.6

Weighted average number of diluted shares outstanding	59.6	60.3

Diluted net income per share available to Lear common stockholders	$1.97	$0.36

Adjusted earnings per share	$2.81	$1.22

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$142.2	$142.5
Less - Intangible asset impairment	—	—
Adjusted depreciation and amortization	$142.2	$142.5

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Net Sales
North America	$8,910.7	$7,548.2
Europe and Africa	6,946.0	6,745.3
Asia	4,183.2	4,227.9
South America	851.6	741.7
Total	$20,891.5	$19,263.1

Content per Vehicle [1]
North America	$623	$579
Europe and Africa	$432	$414

Free Cash Flow [2]
Net cash provided by operating activities	$1,021.4	$670.1
Capital expenditures	(638.2)	(585.1)
Free cash flow	$383.2	$85.0

Core Operating Earnings [2]
Net income attributable to Lear	$327.7	$373.9
Interest expense	98.6	91.8
Other expense, net	46.4	0.1
Income taxes	133.7	137.7
Equity in net income of affiliates	(33.1)	(15.8)
Net income attributable to noncontrolling interests	81.0	87.7
Restructuring costs and other special items -
Costs related to restructuring actions	158.9	119.3
Acquisition costs	10.0	—
Acquisition-related inventory fair value adjustment	1.1	—
Impairments related to Russian operations	19.4	—
Intangible asset impairment	8.9	8.5
Costs related to typhoon in the Philippines, net of insurance recoveries	—	13.2
Other	17.9	9.6
Core operating earnings	$870.5	$826.0

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$327.7	$373.9
Restructuring costs and other special items -
Cost related to restructuring actions	158.9	112.6
Acquisition costs	10.0	—
Acquisition-related inventory fair value adjustment	1.1	—
Gain on acquisition-related foreign exchange contract	(1.7)	—
Impairments related to Russian operations	19.4	—
Intangible asset impairment	8.9	8.5
Costs (insurance recoveries) related to typhoon in the Philippines, net	(1.4)	13.2
Foreign exchange losses due to foreign exchange rate volatility related to Russia	9.6	—
Favorable tax ruling in a foreign jurisdiction	—	(45.1)
Loss on extinguishment of debt	—	24.6
Loss related to affiliate	—	2.0
Other	23.6	4.2
Tax impact of special items and other net tax adjustments [3]	(33.6)	(14.1)
Adjusted net income attributable to Lear	$522.5	$479.8

Weighted average number of diluted shares outstanding	59.9	60.4

Diluted net income per share available to Lear common stockholders	$5.47	$6.19

Adjusted earnings per share	$8.72	$7.94

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$576.5	$573.9
Less - Intangible asset impairment	8.9	8.5
Adjusted depreciation and amortization	$567.6	$565.4

Diluted Shares Outstanding at End of Quarter [4]	59,543,311	60,307,587

[1] Content per Vehicle for 2021 has been updated to reflect actual production levels.

[2] See "Non-GAAP Financial Information" included in this press release.

[3] Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

[4] Calculated using stock price at end of quarter.

Lear Corporation and Subsidiaries
Segment Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	December 31, 2022	December 31, 2021
Adjusted Segment Earnings

Seating
Net sales	$4,036.8	$3,641.0

Segment earnings	$256.4	$180.4
Costs related to restructuring actions	18.2	18.2
Other	0.5	0.1
Adjusted segment earnings	$275.1	$198.7

Segment margins	6.4%	5.0%

Adjusted segment margins	6.8%	5.5%

E-Systems
Net sales	$1,334.1	$1,238.8

Segment earnings	$9.7	$12.8
Costs related to restructuring actions	46.2	11.4
Costs (insurance recoveries) related to typhoon in the Philippines, net	(4.1)	13.2
Other	12.1	0.3
Adjusted segment earnings	$63.9	$37.7

Segment margins	0.7%	1.0%

Adjusted segment margins	4.8%	3.0%

Lear Corporation and Subsidiaries
Segment Supplemental Data
(continued)
(Unaudited; in millions, except margins)

	Twelve Months Ended
	December 31, 2022	December 31, 2021
Adjusted Segment Earnings

Seating
Net sales	$15,711.2	$14,411.4

Segment earnings	$893.0	$851.3
Costs related to restructuring actions	65.7	59.7
Acquisition costs	0.1	—
Acquisition-related inventory fair value adjustment	1.1	—
Impairments related to Russian operations	19.4	—
Costs related to typhoon in the Philippines	0.1	—
Other	1.6	1.0
Adjusted segment earnings	$981.0	$912.0

Segment margins	5.7%	5.9%

Adjusted segment margins	6.2%	6.3%

E-Systems
Net sales	$5,180.3	$4,851.7

Segment earnings	$74.4	$121.2
Costs related to restructuring actions	87.1	52.1
Intangible asset impairment	8.9	8.5
Costs (insurance recoveries) related to typhoon in the Philippines, net	(0.8)	13.2
Other	13.9	1.5
Adjusted segment earnings	$183.5	$196.5

Segment margins	1.4%	2.5%

Adjusted segment margins	3.5%	4.1%